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                                                                    EXHIBIT 4.1


                                 [LETTERHEAD OF
                              FLOWERS FOODS, INC.]


                               November 15, 2002


Wachovia Bank, N.A.
1525 West W.T. Harris Boulevard, 3C3
Charlotte, North Carolina 28288-1153
Attention: Shareholder Services Group


         Re:      Amendment No. 1 to Rights Agreement


Ladies and Gentlemen:

     Pursuant to Section 27 of the Rights Agreement (the "Rights Agreement"), dated as of March 23, 2001, between Flowers Foods, Inc. (the "Company"), and Wachovia National Bank, N.A. (as successor in interest to First Union National
Bank), as rights agent, the Company, by resolution adopted by a majority of the Continuing Directors (as defined in the Rights Agreement), hereby amends the Rights Agreement as follows:

         1. Section 1 of the Rights Agreement is hereby amended by adding the following Subsection (ee) at the end of Section 1:

                  "(ee) "Exempt Filer" means (i) any Person that has reported or is required to report beneficial ownership of Common Shares on (A) Schedule 13D (or any comparable or successor report) under the Exchange Act, if (I) such Schedule 13D was filed with the Securities and Exchange Commission before November 15, 2002 and such Person is a Person specified in Rule 13d-1(b)(1)(ii) under the Exchange Act, or (II)(x) such Person is a Person specified in Rule 13d-1(b)(1)(ii) under the Exchange Act and (y) such Schedule 13D (including any amendments thereto) does not state any intention to, or reserve the right to, change or influence control of the Company, its management or its policies, or engage in any of the actions specified in Item 4 of Schedule 13D (other than the disposition of Common Shares) or (B) Schedule 13G (or any comparable or successor report) under the Exchange Act, and
                  (ii) any Affiliate or Associate of such Person."

         2. Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

         "(a) "Acquiring Person" means (i) any Person (other than the Company, any Related Person or any Exempt Filer) who or which,



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Wachovia Bank, N.A.
November 15, 2002
Page 2


         together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the then-outstanding Common Shares, or (ii) an Exempt Filer who or which, together with all Affiliates and Associates of such Exempt Filer, is the Beneficial Owner of 20% or more of the then-outstanding Common Shares; provided, however, that a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding unless and until such time as (i) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of such Person. Notwithstanding the foregoing, if the Continuing Directors of the Company determine in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

         3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to Rights Agreement, but shall remain in full force and effect.

         4. Capitalized terms used without other definition in this Amendment No. 1 to Rights Agreement shall be used as defined in the Rights Agreement.

         5. This Amendment No. 1 to Rights Agreement will be deemed to be a contract made under the internal substantive laws of the State of Georgia and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

         6. This Amendment No. 1 to Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         7. This Amendment No. 1 to Rights Agreement shall be effective as of the date hereof, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.



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Wachovia Bank, N.A.
November 15, 2002
Page 3


         8. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1 to Rights Agreement.


                           [SIGNATURES ON NEXT PAGE]



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Wachovia Bank, N.A.
November 15, 2002
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                                    Very truly yours,


                                    FLOWERS FOODS, INC.


                                    By: /s/ Stephen R. Avera
                                       ----------------------------------------
                                        Name:  Stephen R. Avera
                                        Title: Secretary and General Counsel


Accepted and agreed to as of
the date hereof:


WACHOVIA BANK, N.A.


By: /s/ Kristin Knapp
   --------------------------------
    Name:  Kristin Knapp
    Title: Assistant Vice President